Exhibit 23.1

ALBERT WONG & CO.

CERTIFIED PUBLIC ACCOUNTANTS

7th Floor, Nan Do Commercial Building

359-361 Queen’s Road Central

Hong Kong

Tel: 2851 7954

Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B., C.P.A.(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-160075) and Form S-3 (File Nos. 333-161525, 333-161153, and 333-161487) of China Education Alliance, Inc., of our report dated March 31, 2014 relating to the consolidated financial statements of China Education Alliance, Inc., and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended, which report appears in this annual report on Form 10-K of China Education Alliance, Inc.

Hong Kong, China	/s/ Albert Wong & Co.
March 31, 2014	Albert Wong & Co.
Certified Public Accountants